EXHIBIT 3.4
CERTIFICATE OF FORMATION
OF
REYNOLDS GROUP ISSUER LLC
     This Certificate of Formation of Reynolds Group Issuer LLC (the “Company”), dated as of September 16, 2009, is being duly executed and filed by Helen Dorothy Golding, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).
     FIRST. The name of the limited liability company formed is Reynolds Group Issuer LLC.
     SECOND. The address of the registered office of the Company in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent, Delaware 19904.
     THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent, Delaware 19904.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
Authorized Person

CERTIFICATE OF MERGER
OF
REYNOLDS GROUP DL ESCROW INC., A DELAWARE CORPORATION,
WITH AND INTO
REYNOLDS GROUP ISSUER LLC, A DELAWARE LIMITED LIABILITY COMPANY
     Pursuant to the provisions of the Delaware General Corporation Law and the Delaware Limited Liability Company Act, the undersigned hereby certifies:
     FIRST: The constituent business entities participating in the merger are:
     (a) Reynolds Group DL Escrow Inc., a Delaware corporation (“Escrow Company”); and
     (b) Reynolds Group Issuer LLC, a Delaware limited liability company and the surviving entity (the “Surviving LLC”).
     SECOND: A Plan and Agreement of Merger has been approved, adopted, executed, and acknowledged by the Surviving LLC and Escrow Company in accordance with the provisions of subsection (b) of Section 18-209 of the Delaware Limited Liability Company Law and subsection (b) of Section 264 of the Delaware General Corporation Law.
     THIRD: The name of the surviving limited liability company in the merger is Reynolds Group Issuer LLC which will continue its existence as the surviving limited liability company under its present name upon the effective date of said merger.
     FOURTH: The Certificate of Formation of the Surviving LLC, as now in force and effect, shall continue to be the Certificate of Formation of said surviving limited liability company until amended and changed pursuant to the provisions of the Delaware Limited Liability Company Law.
     FIFTH: The executed Plan and Agreement of Merger between the aforesaid constituent business entities is filed at the principal place of business of the Surviving LLC, the address of which is as follows: 6641 West Broad St., Richmond, VA 23230.

     SIXTH: A copy of the aforesaid Plan and Agreement of Merger will be furnished by the Surviving LLC on request, and without cost, to any stockholder of Escrow Company and any member of the Surviving LLC.
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     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 5th day of November, 2009.

REYNOLDS GROUP ISSUER LLC
By:	/s/ Helen D. Golding
	Name:	Helen D. Golding
	Title:	Authorized Person

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